EXHIBIT 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-54085 of Quanex Corporation on Form S-8 of our report dated June 25, 2003, appearing in this Annual Report on Form 11-K of the Quanex Corporation 401 (k) Savings Plan for Hourly Employees for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Houston, Texas
June 25, 2003